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EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT METHODE ELECTRONICS, INC.

Subsidiary (1)	Jurisdiction of Incorporation
Contech-Europe Ltd.	United Kingdom
Connectivity Technologies, Inc.	Texas
Duel Systems, Inc.	Delaware
Future Equity, Inc.	Illinois
KBA, Inc.	Delaware
Magna-lastic Devices, Inc.	Delaware
Meritronic	Malta
Methode Delaware Holdings, Inc. (2)	Delaware
Methode Development Company	Delaware
Methode Electronics China PTE, Ltd.	Singapore
Methode Electronics Europe, Ltd.	Scotland
Methode Electronics Far East Pte., Ltd.	Singapore
Methode Electronics Foreign Sales Corporation	U.S. Virgin Islands
Methode Electronics International GmbH	Germany
Methode Electronics Ireland Limited	Ireland
Methode Electronics Malta Ltd.	Malta
Methode Fibre Optics U.K. Ltd.	United Kingdom
Methode Mexico USA, Inc. (3)	Delaware
Methode Mexico, S.A. de C.V.	Mexico
Methode Technical Components	Delaware
Optokon Co., Ltd.	Czech Republic

(1)
All subsidiaries 100% owned, except Optokon, which is 75% owned.

(2)
Business also done under the names Trace Laboratories Central and Trace Laboratories East.

(3)
Business also done under the name Automotive Safety Technologies.

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  EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT METHODE ELECTRONICS, INC.